Exhibit 23

Independent Auditors’ Consent

The Board of Directors
DiamondCluster International, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-31965, No. 333-88155, No. 333-92213, No. 333-50834, No.333-47830, No. 333-64276, No. 333-71208, No. 333-64278 and No. 333-67899) on Form S-8 of DiamondCluster International, Inc. of our reports dated April 25, 2004, with respect to the consolidated balance sheets of DiamondCluster International, Inc. as of March 31, 2003 and 2004, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2004, and the related financial statement schedule, which reports appear in the March 31, 2004, annual report on Form 10-K of DiamondCluster International, Inc. Our report on the consolidated financial statements contains an explanatory paragraph that describes the Company’s changes in its method of accounting for stock based compensation effective April 1, 2003, and its method of accounting for goodwill as of January 1, 2002.

/s/ KPMG LLP

Chicago, Illinois
June 10, 2004